Exhibit 3.6

Series Designation of

Mission Property Holdings LLC Series 6, a series of Mission Property Holdings LLC

In accordance with the Limited Liability Company Operating Agreement of Mission Property Holdings LLC, a Delaware Protected Series limited liability company (the “Company”), dated July 19, 2022, and as amended on November 1, 2022, (the “Agreement”), and upon the execution of this Series Designation by the Company and Ownify, Inc. in its capacity as Managing Member of the Company and of Mission Property Holdings LLC Series 6, a series of the Company (“Series 6”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Mission Property Holdings LLC Protected Series 6 Designation Exhibit.”

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	Mission Property Holdings LLC Series 6, a series of Mission Property Holdings LLC

Effective date of establishment	October 9, 2023

Managing Member	Ownify, Inc. was appointed as the Managing Member of Mission Property Holdings LLC Series 6 with effect from the date of the Agreement and shall continue to act as the Managing Member of Mission Property Holdings LLC Series 6 until dissolution of Mission Property Holdings LLC Series 6 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Ownify, Inc., having received 1,800 Mission Property Holdings LLC Series 6 Interests.

Owni Interest	Pursuant to the Owni Equity Share Agreement, the Owni will be issued up to 1,000 Mission Property Holdings LLC Series 6 Interests, with 200 Mission Property Holdings LLC Series 6 Interests issued as of the date of the establishment of this series.

Owni Proxy	Until the close of the Initial Offering, the Owni appoints the Managing Member as the Owni’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, in accordance with the Agreement.

Series Asset	The Series Assets of Mission Property Holdings LLC Series 6 shall comprise a single family home located at 4029 Mackinac Island Ln, Raleigh, NC 27610 , which will be acquired by Mission Property Holdings LLC Series 6 and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Mission Property Holdings LLC Series from time to time, as determined by the Managing Member in its sole discretion.

Purpose	To designate a third Protected Series of the Company.

Issuance	Subject to Section 6.3(a)(i), the maximum number of Mission Property Holdings LLC Series 6 Interests the Company can issue is 10,000.

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1.0% of the purchase price of the Interests from Mission Property Holdings LLC Series 6 sold at the Initial Offering of the Mission Property Holdings LLC Series 6 Interests (excluding the Mission Property Holdings LLC Series 6 Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Mission Property Holdings LLC Series 6 Interests

Voting	Subject to Section 3.5, the Mission Property Holdings LLC Series 6 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Mission Property Holdings LLC Series Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Mission Property Holdings LLC Series Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Mission Property Holdings LLC Series Interests;

(b) mergers, consolidations or conversions of Mission Property Holdings LLC Series 6 or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Mission Property Holdings LLC Series 6 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Mission Property Holdings LLC Series Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Mission Property Holdings LLC Series 6 Interests other than in accordance with Section 3.7

Other rights	Holders of Mission Property Holdings LLC Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Mission Property Holdings LLC Series 6 Interests

Officers	There shall initially be no specific officers associated with Mission Property Holdings LLC Series 6, although, the Managing Member may appoint Officers of Mission Property Holdings LLC Series 6 from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	1 Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the date adjacent to their signatures.

OWNIFY:

Ownify, Inc., a Delaware corporation

/s/ Frank Rohde	10/9/2023
Frank Rohde	DATE
CEO

COMPANY:

MISSION PROPERTY HOLDINGS LLC, a Delaware limited liability company

By: Ownify, Inc., a Delaware corporation,
its Manager

/s/ Frank Rohde	10/9/2023
Frank Rohde	DATE
CEO